EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

UNRIVALED BRANDS, INC.

a Nevada corporation,

BLUM HOLDINGS, INC.,

a Delaware corporation,

and

BLUM MERGER SUB, INC.,

a Nevada corporation,

Dated as of October 9, 2023

TABLE OF CONTENTS

		Page
ARTICLE 1 The Merger		3
1.1	The Merger	3
1.2	Effective Time	3
1.3	Organizational Documents of the Surviving Company	2
1.4	Organizational Documents of Holdco	3
1.5	Directors and Officers of the Surviving Company	4
1.6	Directors and Officers of Holdco	4
1.7	Additional Actions	4
1.8	Effect on Capital Stock; Conversion of Securities	4
1.9	Rights to Acquire Company Common Stock	5
1.10	Closing of the Company’s Transfer Books	5
1.11	Surrender of Certificates	5
1.12	Successor Issuer	6

ARTICLE 2 Assumption of Incentive Plans and Employment Agreements		6
2.1	Assumption of Incentive Plans and Employment Agreements	6

ARTICLE 3 Additional Agreements		6
3.1	Reservation of Shares	6
3.3	Listing of Holdco Common Stock	6
3.3	Registration Statement; Proxy/Prospectus	6
3.4	Meeting of Company Stockholders	7
3.5	Section 16 Matters	7
3.6	Insurance	7

ARTICLE 4 Conditions to Merger		7
4.1	Conditions Precedent	7

ARTICLE 5 Termination and Amendment		8
5.1	Termination	8
5.2	Amendment	8

ARTICLE 6 Miscellaneous Provisions		8
6.1	Governing Law	8
6.2	Counterparts	8
6.3	Entire Agreement	8
6.4	Severability	8
6.5	No Third-Party Beneficiaries	8
6.6	Tax Matters	8

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 9, 2023, is entered into by and among Unrivaled Brands, Inc., a Nevada corporation (the “Company”), Blum Holdings, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Holdco”), and Blum Merger Sub, Inc., a Nevada corporation and a direct, wholly-owned subsidiary of Holdco (“Merger Sub”).

RECITALS

WHEREAS, as of the date hereof, the authorized capital stock of the Company consists of 1,040,000,000 shares, consisting of: (i) 990,000,000 shares of common stock, par value $0.001 (the “Company Common Stock”), and (ii) 50,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”), of which 25,000,000 shares are designated as Series V Preferred Stock (the “Company Series V Preferred Stock”), and 2,500,000 shares are designated as Series N Preferred Stock (the “Company Series N Preferred Stock”);

WHEREAS, as of the date hereof, the authorized capital stock of Holdco consists of 100 shares of common stock, $0.001 par value (the “Holdco Common Stock”), of which 100 shares are issued and outstanding;

WHEREAS, as of the Effective Time (as defined below), Holdco will have the authority to issue 1,040,000,000 shares of capital stock, consisting of: (i) 990,000,000 shares of Holdco Common Stock; and (ii) 50,000,000 shares of preferred stock, par value $0.001 per share (the “Holdco Preferred Stock”), of which 25,000,000 shares shall be designated as Series V Preferred Stock (the “Holdco Series V Preferred Stock”) and 2,500,000 shares shall be designated as Series N Preferred Stock (the “Holdco Series N Preferred Stock”);

WHEREAS, the Board of Directors of the Company has determined that it would be advisable and in the best interests of the Company and its stockholders to undergo a corporate reorganization under which (i) the Company would become a wholly-owned subsidiary of a newly formed Delaware corporation, and (ii) the Company’s stockholders would become stockholders of the newly formed Delaware corporation as a result of the conversion of each outstanding share of Company Common Stock, Company Series V Preferred Stock, and Company Series N Preferred Stock into one (1) share of Holdco Common Stock, Holdco Series V Preferred Stock, and Holdco Series N Preferred Stock, respectively, in each case, in accordance with the terms of this Agreement;

WHEREAS, to facilitate such corporate reorganization, prior to the execution of this Agreement, the Company has caused the creation of (i) Holdco as a wholly-owned subsidiary of the Company and (ii) Merger Sub as a wholly-owned subsidiary of Holdco;

WHEREAS, pursuant to the terms of this Agreement, (i) Merger Sub will merge with and into the Company, and the Company will be the surviving corporation and become a subsidiary of Holdco (the “Merger”), and (ii) the stockholders of the Company will become stockholders of Holdco;

WHEREAS, the Board of Directors of Holdco has determined that the Merger and the other transactions contemplated hereby are fair to, advisable, and in the best interests of Holdco and its stockholders and authorized and approved this Agreement and the Merger, including the issuance of shares of Holdco Common Stock and Holdco Preferred Stock to the stockholders of the Company pursuant to the terms of this Agreement;

WHEREAS, the Board of Directors of each of Merger Sub and the Company have (i) determined that the Merger and the other transactions contemplated hereby are fair to, advisable, and in the best interests of Merger Sub and the Company and their respective stockholder(s), (ii) approved the form, terms and conditions of this Agreement, and (iii) unanimously determined to recommend to their respective stockholders the approval of this Agreement and the Merger, subject to the terms and conditions hereof and in accordance with the provisions of the Nevada Revised Statutes (the “NRS”);

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WHEREAS, for U.S. federal income tax purposes, the parties to this Agreement intend that the Merger qualify as (i) a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), with Holdco, Merger Sub and the Company each a party to the reorganization within the meaning of Section 368(b) of the Code, and/or (ii) an exchange described in Section 351(a) of the Code; and

WHEREAS, the parties to this Agreement also intend this Agreement to be, and hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Holdco and Merger Sub hereby agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger. In accordance with NRS 92A.100, and subject to and upon the terms and conditions of this Agreement, Merger Sub shall, at the Effective Time, merge with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving entity (the “Surviving Company”). At the Effective Time, the effect of the Merger shall be as provided in NRS 92A.250.

1.2 Effective Time. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Nevada, or a later date or time specified therein (the “Effective Time”).

1.3 Organizational Documents of the Surviving Company.

(a) At the Effective Time, the Articles of Incorporation of the Surviving Company shall be the Articles of Incorporation of the Company, as existing immediately prior to the Effective Time, until thereafter amended as provided therein and by applicable law.

(b) At the Effective Time, the Bylaws of the Surviving Company shall be the Second Amended and Restated Bylaws of the Company as existing immediately prior to the Effective Time, until thereafter amended as provided therein and by applicable law (the “Surviving Company Bylaws”).

1.4 Organizational Documents of Holdco.

(a) At the Effective Time, the Amended and Restated Certificate of Incorporation of Holdco, a copy of which is attached hereto as Exhibit A, will be filed with the Secretary of State of the State of Delaware and become effective (the “Holdco Charter”). The Holdco Charter shall remain in effect until thereafter amended as provided therein and by applicable law.

(b) At the Effective Time, Holdco shall adopt (i) the Certificate of Designation of Rights, Privileges, Preferences and Restrictions of Series V Preferred Stock, in the form of Exhibit B, designating 25,000,000 shares of the Holdco Preferred Stock as Holdco Series V Preferred Stock, and (ii) the Certificate of Designation of Rights, Privileges, Preferences and Restrictions of Series N Preferred Stock, in the form of Exhibit C, designating 2,500,000 shares of Holdco Preferred Stock as Holdco Series N Preferred Stock (collectively, the “Holdco Certificates of Designation”). The Holdco Certificates of Designation shall contain provisions substantially similar in all material respects to the equivalent certificates of designation of preferred stock of the Company in effect as of the date hereof, subject to any differences resulting from Holdco’s incorporation in Delaware. The Holdco Certificates of Designation shall remain in effect until thereafter amended as provided therein and by applicable law.

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(c) At the Effective Time, Holdco shall adopt the Amended and Restated Bylaws of Holdco, a copy of which is attached hereto as Exhibit D (the “Holdco Bylaws”). The Holdco Bylaws shall remain in effect until thereafter amended as provided therein and by applicable law.

1.5 Directors and Officers of the Surviving Company. The directors and officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company, and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Company Bylaws or as otherwise provided by law.

1.6 Directors and Officers of Holdco. Prior to the Effective Time, the Company, in its capacity as the sole stockholder of Holdco, shall take or cause to be taken all such actions as are necessary to cause (i) those persons serving as the directors of the Company immediately prior to the Effective Time to be elected or appointed as the directors of Holdco, with the directors serving until the earlier of the next meeting of the Holdco stockholders at which an election of directors is held and until their successors are elected or appointed (or their earlier death, disability or retirement), each such person to have the same committee memberships with Holdco as he or she held with the Company, to the extent such committees exist at Holdco, and (ii) those persons serving as officers of the Company immediately prior to the Effective Time to be elected or appointed as the officers of Holdco, each such person to have the same office(s) with Holdco as he or she held with the Company.

1.7 Additional Actions. Subject to the terms of this Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and to comply with the requirements of applicable law. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either of Merger Sub or the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of each of Merger Sub and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Merger Sub and the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

1.8 Effect on Capital Stock; Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Holdco, Merger Sub, the Company or the holder of any of the following securities:

(a) Each share of Company Common Stock, Company Series N Preferred Stock, and Company Series V Preferred Stock issued and outstanding immediately prior to the Effective Time (collectively referred to as the “Company Shares”), but excluding Company Shares held by stockholders who perfect their dissenters’ rights as provided in subsection (f) below, shall be converted into one (1) duly issued, fully paid and non-assessable share of Holdco Common Stock, Holdco Series N Preferred Stock and Holdco Series V Preferred Stock, respectively (collectively, the “Holdco Shares”). The Holdco Shares into which the Company Shares shall be converted in accordance with this subsection (a) is referred to herein as the “Merger Consideration.”

(b) The shares of common stock of Merger Sub held by Holdco, representing all of the issued and outstanding equity of Merger Sub, will automatically be converted into, and thereafter represent, 100% of the common stock of the Surviving Company.

(c) Each share of Holdco Common Stock owned by the Company immediately prior to the Merger shall automatically be cancelled and retired and shall cease to exist.

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(d) Any holder of Company Shares who perfects his, her, or its dissenters’ rights in accordance with and as contemplated by NRS 92A.300 to 92A.500 shall be entitled to receive the fair value of such shares in cash as determined pursuant to Sections 92A.300 to 92A.500 of the NRS; provided, however, that no such payment shall be made to any dissenting stockholders unless and until such dissenting stockholders have complied with the applicable provisions of the NRS.

1.9 Rights to Acquire Company Common Stock.

(a) Options. At the Effective Time, each stock option to purchase shares of Company Common Stock then outstanding, whether or not vested or exercisable (a “Company Award”), shall be converted automatically into a stock option to purchase an identical number of shares of Holdco Common Stock, on the same terms and conditions (including vesting schedule and per share exercise price) as applied to such Company Award immediately prior to the Effective Time, and as set forth in the documentation relating to such Company Award, including any applicable Incentive Plan (as defined below) and related documents.

(b) Warrants. At the Effective Time, each outstanding warrant to purchase shares of Company Common Stock (each, a “Company Warrant”) that is not exercised prior to the Effective Time shall be converted automatically into a warrant to purchase an identical number of shares of Holdco Common Stock, on the same terms and conditions as applied to such Company Warrant immediately prior to the Effective Time (it being understood that the Merger shall not constitute a “Fundamental Transaction” for purposes of any Company Warrant), and as set forth in the documentation relating to such Company Warrant.

(c) Convertible Notes. At the Effective Time, each outstanding promissory note convertible into shares of Company Common Stock that is not converted prior to the Effective Time (a “Company Note”) shall be converted automatically into a promissory note convertible into an identical number of shares of Holdco Common Stock, on the same terms and conditions as applied to such Company Note immediately prior to the Effective Time, and as set forth in the documentation relating to such Company Note.

1.10 Closing of the Company’s Transfer Books. At the Effective Time: (a) all Company Shares outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.8(a), and all holders of certificates representing Company Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all Company Shares outstanding immediately prior to the Effective Time. No further transfer of any such Company Shares shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any Company Shares outstanding immediately prior to the Effective Time (a “Certificate”) is presented to the Exchange Agent (defined below) or to the Surviving Company, such Certificate shall be canceled and shall be exchanged as provided in Section 1.10.

1.11 Surrender of Certificates.

(a) On or prior to the Closing Date, Holdco and the Company shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Holdco shall deposit with the Exchange Agent certificates or evidence of book-entry shares representing the Holdco Shares issuable pursuant to Section 1.8(a).

(b) Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Company Shares that were converted into the right to receive the Merger Consideration: (i) a letter of transmittal in customary form and containing such provisions as Holdco may reasonably specify; and (ii) instructions for effecting the surrender of Certificates in exchange for Holdco Shares. Upon surrender of a Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Holdco: (A) the holder of such Certificate shall be entitled to receive in exchange therefor a certificate or certificates or book-entry shares representing the Merger Consideration that such holder has the right to receive pursuant to the provisions of Section 1.8(a); and (B) the Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.10(b), each Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive a certificate or certificates or book-entry shares of Holdco Common Stock or Holdco Preferred Stock representing the Merger Consideration. The Merger Consideration and any dividends or other distributions as are payable pursuant to Section 1.10(c) shall be deemed to have been in full satisfaction of all rights pertaining to Company Shares formerly represented by such Certificates.

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(c) No dividends or other distributions declared or made with respect to Holdco Shares with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Holdco Shares that such holder has the right to receive in the Merger until such holder surrenders such Certificate in accordance with this Section 1.10, at which time (or, if later, on the applicable payment date) such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest.

1.12 Successor Issuer. It is the intent of the parties hereto that Holdco be deemed a “successor issuer” of the Company in accordance with Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”). At or after the Effective Time, Holdco shall file (a) an appropriate report on Form 8-K describing the Merger and (b) appropriate pre-effective and/or post-effective amendments, as applicable, to any registration statements of the Company on Form S-8.

ARTICLE 2

ASSUMPTION OF INCENTIVE PLANS AND EMPLOYMENT AGREEMENTS

2.1 Assumption of Incentive Plans and Employment Agreements. Holdco and the Company hereby agree that, from and after the Effective Time, the Company will assign to Holdco, and Holdco will assume and agree to perform, (a) all obligations of the Company pursuant to (i) the Company’s Amended and Restated 2018 Equity Incentive Plan (as amended, the “2018 Plan”), the Company’s 2016 Equity Incentive Plan (the “2016 Plan”), and the UMBRLA, Inc. 2019 Equity Incentive Plan (as amended, the “UMBRLA Plan,” and together with the 2016 Plan and the 2018 Plan, the “Incentive Plans”) and (ii) each stock option agreement, restricted stock award agreement, restricted stock unit award agreement and any other similar agreement entered into pursuant to the Incentive Plans (collectively, the “Award Agreements”) and (b) all obligations of the Company pursuant to any employment agreements entered into by the Company (the “Employment Agreements”). At or promptly following the Effective Time, the Incentive Plans, the Award Agreements and the Employment Agreements shall each be amended as necessary to reflect the assignment to and assumption by Holdco of the Incentive Plans, the Award Agreements and the Employment Agreements.

ARTICLE 3

ADDITIONAL AGREEMENTS

3.1 Reservation of Shares. On or prior to the Effective Time, Holdco shall take all action reasonably necessary or appropriate to reserve sufficient shares of Holdco Common Stock to provide for the issuance of Holdco Common Stock to satisfy Holdco’s obligations under this Agreement.

3.2 Listing of Holdco Common Stock. Holdco will use its reasonable best efforts to obtain, at or before the Effective Time, confirmation of listing or admission for quotation on the OTCQB tier of the OTC Markets of the Holdco Common Stock issuable pursuant to the Merger.

3.3 Registration Statement; Proxy/Prospectus. As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the Securities and Exchange Commission (the “SEC”) a proxy statement in preliminary form relating to the Stockholders’ Meeting (as hereinafter defined) (together with any amendments thereof or supplements thereto, the “Proxy Statement”), and Holdco shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement” and the prospectus contained in the Registration Statement together with the Proxy Statement, the “Proxy/Prospectus”), in which the Proxy Statement shall be included, in connection with the registration under the Securities Act of the Holdco Shares to be issued to the stockholders of the Company as the Merger Consideration. Each of Holdco and the Company shall use its reasonable best efforts to cause the Registration Statement to become effective and the Proxy Statement to be cleared by the SEC as promptly as practicable, and, prior to the effective date of the Registration Statement, Holdco shall take all actions reasonably required under any applicable federal securities laws or state blue sky laws in connection with the issuance of Holdco Shares pursuant to the Merger. As promptly as reasonably practicable after the Registration Statement shall have become effective and the Proxy Statement shall have been cleared by the SEC, the Company shall mail or cause to be mailed or otherwise make available in accordance with the Securities Act and the Securities Exchange Act, the Proxy/Prospectus to its stockholders; provided, however, that the parties shall consult and cooperate with each other in determining the appropriate time for mailing or otherwise making available to the Company’s stockholders the Proxy/Prospectus in light of the date set for the Stockholders’ Meeting.

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3.4 Meeting of Company Stockholders. The Company shall take all action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to call, hold and convene a meeting of its stockholders to consider the adoption of this Agreement (the “Stockholders’ Meeting”) to be held no less than ten (10) nor more than sixty (60) days following the distribution of the definitive Proxy/Prospectus to its stockholders. The Company will use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger. The Company may adjourn or postpone the Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy/Prospectus is provided to its stockholders in advance of any vote on this Agreement and the Merger or, if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy/Prospectus) there are insufficient shares of Company Common Stock voting in favor of the approval of this Agreement and the Merger or represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders’ Meeting.

3.5 Section 16 Matters. The Company and Holdco will cause any disposition of shares of Company Common Stock or acquisitions of shares of Holdco Common Stock resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

3.6 Insurance. Holdco will procure directors’ and officers’ liability insurance or cause the assignment and assumption of the directors’ and officers’ liability insurance policies of the Company such that, upon consummation of the Merger, Holdco will have directors’ and officers’ liability insurance coverage that is substantially identical to the insurance coverage held by the Company immediately prior to the Merger.

ARTICLE 4

CONDITIONS OF THE MERGER

4.1 Conditions Precedent. The obligations of the parties to this Agreement to consummate the Merger and the transactions contemplated by this Agreement shall be subject to fulfillment by the parties hereto at or prior to the Effective Time of each of the following conditions:

(a) The Registration Statement shall have been deemed or declared effective by the SEC under the Securities Act; no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC; and no proceeding for that purpose shall have been initiated or, to the knowledge of Holdco or the Company, threatened by the SEC and not concluded or withdrawn. No similar proceeding with respect to the Proxy Statement shall have been initiated or, to the knowledge of Holdco or the Company, threatened by the SEC and not concluded or withdrawn.

(b) This Agreement and the Merger shall have been approved by the requisite vote of the stockholders of the Company in accordance with applicable law and the Articles of Incorporation of the Company, as may be amended from time to time.

(c) Holdco shall have been admitted to the OTCQB tier of the OTC Markets and the shares of Holdco Common Stock shall have been listed or admitted for quotation on the OTCQB tier of the OTC Markets, subject only to official notice of issuance.

(d) The Company shall have received all such material permits, authorizations, consents, approvals, certifications and terminations or expirations of waiting periods as are required by the laws and regulations of all applicable jurisdictions (including applicable corporate and cannabis laws).

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(e) No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order that is in effect shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality that prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby.

(f) The Company and Holdco shall have received a written opinion of Manatt, Phelps & Phillips, LLP (or other nationally recognized tax counsel reasonably acceptable to Company and Holdco), dated as of the closing date of the Merger, in form and substance reasonably satisfactory to the Company and Holdco to the effect that the Merger should constitute a “reorganization” within the meaning of Section 368(a) of the Code and/or an exchange described in Section 351(a) of the Code. In rendering its opinion, counsel shall be entitled to receive and rely upon representations contained in certificates of officers of Company or Holdco, reasonably satisfactory in form and substance to such counsel.

ARTICLE 5

TERMINATION AND AMENDMENT

5.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Company if such Board of Directors should determine that for any reason the completion of the transactions provided for herein would be inadvisable or not in the best interest of the Company or its stockholders. In the event of such termination and abandonment, this Agreement shall become void and none of the Company, Holdco or Merger Sub or their respective security holders, directors or officers shall have any liability with respect to such termination and abandonment.

5.2 Amendment. At any time prior to the Effective Time, this Agreement may, to the extent permitted by applicable law, be supplemented, amended or modified by the mutual consent of the parties to this Agreement.

ARTICLE 6

MISCELLANEOUS PROVISIONS

6.1 Governing Law. This Agreement shall be governed by and construed and enforced under the laws of the State of Nevada.

6.2 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

6.3 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

6.4 Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

6.5 No Third-Party Beneficiaries. Nothing contained in this Agreement is intended by the parties hereto to expand the rights and remedies of any person or entity not party hereto against any party hereto as compared to the rights and remedies which such person or entity would have had against any party hereto had the parties hereto not consummated the transactions contemplated hereby.

6.6 Tax Matters. Each of the Company and Holdco will comply with the recordkeeping and information reporting requirements of the Code that are imposed as a result of the transactions contemplated hereby, and will provide information reporting statements to holders of Company Shares at the time and in the manner prescribed by the Code and applicable Treasury Regulations.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

UNRIVALED BRANDS, INC.,
a Nevada corporation

By:	/s/ Sabas Carrillo
Name:	Sabas Carrillo
Title:	Chief Executive Officer

BLUM HOLDINGS, INC.,
a Delaware corporation

By:	/s/ Sabas Carrillo
Name:	Sabas Carrillo
Title:	Chief Executive Officer

BLUM MERGER SUB, INC.,
a Nevada corporation

By:	/s/ Sabas Carrillo
Name:	Sabas Carrillo
Title:	President

[Signature Page to Agreement and Plan of Merger]

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